Exhibit 10.47
Assignment and Assumption Agreement
This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between FIFTH THIRD BANK, an Ohio banking corporation (the "Assignor") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Assignee"). Capitalized terms used but not defined herein will have the meanings given to them in the Loan Agreement identified below (as amended, the "Loan Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including without limitation, to the extent permitted to be assigned under applicable Law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	Fifth Third Bank

2.	Assignee:	U.S. Bank National Association

3.	Borrower (s):	KBSIII DOMAIN GATEWAY, LLC, KBSIII 1550 WEST MCEWEN DRIVE, LLC, KBSIII 155 NORTH 400 WEST, LLC, and KBSIII 515 CONGRESS, LLC, each a Delaware limited liability company

4.	Administrative Agent:	U.S. Bank National Association, as the agent under the Loan Agreement.

5.	Loan Agreement:	The Term Loan Agreement dated as of October 17, 2018 among Borrowers, the Lenders party thereto, and U.S. Bank National Association, as Administrative Agent.

6.	Assigned Interest:
	Aggregate Amount of Commitment/Advances for all Lenders (prior to the modification and increase occurring immediately following this Assignment and Assumption)	Amount of Commitment/Advances Assigned	Percentage Assigned of Commitment/Advances
	$215,000,000.00	$45,000,000.00	20.93023256%

Effective Date: January 23, 2020
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
FIFTH THIRD BANK
By: /s/ Authorized Signatory
Title: Officer
ASSIGNEE
U.S. BANK NATIONAL ASSOCIATION
By: /s/ Christopher C. Coburn
Christopher C. Coburn
Vice President

Consented to and Accepted:
U.S. BANK NATIONAL
ASSOCIATION, as
Administrative Agent
By: /s/ Christopher C. Coburn
Name: Christopher C. Coburn
Title: Vice President